Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1987

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY PARTNERS, L.P. REPORTS SOLID FOURTH QUARTER 2014 RESULTS

•	Fourth quarter 2014 cash distribution per unit of $0.5408 represents a 14 percent increase over fourth quarter 2013 per unit rate of $0.4750

•	Proforma distributable cash flow totaled $27.2 million in fourth quarter 2014 and $94.9 million on a full year 2014 basis, resulting in cash coverage ratios of 1.28x and 1.17x, respectively

•	Net income attributable to SXCP was $21.4 million in fourth quarter 2014, up $4.1 million from fourth quarter 2013, benefiting from increased ownership interest in our cokemaking facilities

•	Full year 2014 net income attributable to SXCP/Predecessor was $56.0 million, down $6.1 million from same prior year period, reflecting increased ownership interest in our cokemaking facilities, offset by debt extinguishment costs and bond tender premium of $15.4 million as well as higher interest expense

•	Adjusted EBITDA attributable to SXCP increased $11.3 million to $38.9 million for fourth quarter 2014 and $27.4 million to $130.9 million for full year 2014. Both current year periods benefited from higher ownership interest in our cokemaking facilities, while the full year included the contribution of our Coal Logistics business

LISLE, Ill. (January 29, 2015) - SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported fourth quarter 2014 net income attributable to SXCP of $21.4 million, an increase of $4.1 million from fourth quarter 2013. Full year 2014 net income attributable to SXCP/Predecessor was $56.0 million, a decrease of $6.1 million from full year 2013. Both current year periods benefited from higher ownership interest in the Haverhill and Middletown facilities. Full year 2014 results included incremental financing costs associated with the May dropdown as well as the contribution of our Coal Logistics business.

“In 2014, we significantly grew distributable cash flow largely as a result of our increased ownership interest in the Haverhill and Middletown cokemaking facilities and new Coal Logistics business,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy Partners, L.P. “This drove a 14 percent increase in cash distributions per unit year-over-year - well above our 8 to 10 percent annual cash distribution growth target. Looking ahead, the recent acquisition of a 75 percent interest in our sponsor’s Granite City cokemaking facility is expected to benefit distributable cash flow by approximately $12 million in 2015 and support our goal to increase cash distributions per unit by 2 percent every quarter in 2015.”

2014 CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(in millions)	2014	2013	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)
Revenues	$167.6	$172.7	$(5.1)	$648.4	$687.3	$(38.9)
Operating Income	29.2	31.5	(2.3)	110.0	122.8	(12.8)
Adjusted EBITDA (1)	39.7	41.0	(1.3)	150.6	155.2	(4.6)
Adjusted EBITDA attributable to SXCP/Predecessor(2)	38.9	27.6	11.3	130.9	103.5	27.4
Net Income attributable to SXCP/Predecessor	21.4	17.3	4.1	56.0	62.1	(6.1)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Full year 2013 Adjusted EBITDA attributable to SXCP/Predecessor is not comparable as it includes 100 percent of the operating results of SXC’s Haverhill and Middletown facilities, whereas subsequent to the closing of the initial public offering of SunCoke Energy Partners, Adjusted EBITDA attributable to SXCP/Predecessor included 65 percent of the operating results of SXC’s Haverhill and Middletown facilities. Fourth quarter 2014 and full year 2014 include the May 9, 2014, dropdown of 33 percent of the operating results of SXC’s Haverhill and Middletown facilities.

Revenues declined 3.0 percent in fourth quarter 2014 to $167.6 million and 5.7 percent to $648.4 million for full year 2014 versus the same respective prior year periods. The decline in fourth quarter 2014 was due primarily to the pass-through of lower coal prices partly offset by higher volumes in coke. The decline for full year 2014 is attributable to the pass-through of lower coal prices and lower coke sales volumes, offset by the full year contribution of our Coal Logistics segment.

Operating income and Adjusted EBITDA declined to $29.2 million and $39.7 million, respectively, in fourth quarter 2014, due to higher operating expenses. For full year 2014, operating income and Adjusted EBITDA was down 10.5 percent and 3.0 percent to $110.0 million and $150.6 million, respectively. The full year 2014 decreases were primarily due to lower coal-to-coke yields and lower volumes at the Haverhill facility.

Adjusted EBITDA attributable to SXCP/Predecessor increased to $38.9 million in fourth quarter 2014 and $130.9 million for full year 2014, reflecting our increased ownership interest in the Haverhill and Middletown cokemaking facilities as a result of the dropdown transaction in May 2014.

Fourth quarter 2014 net income attributable to SXCP/Predecessor was $21.4 million versus $17.3 million in the prior year period, benefiting from increased ownership interest in our cokemaking facilities, offset by higher financing charges associated with the May 2014 dropdrown transaction. Full year 2014 net income attributable to SXCP/Predecessor was $56.0 million, down from $62.1 million in full year 2013. The decline in net income was primarily driven by debt extinguishment costs and bond tender premium of $15.4 million as well as higher interest expense. Additionally, depreciation and amortization expense increased to $7.6 million related to our new Coal Logistics business. These decreases were partially offset by additional income obtained as a result of the increased ownership interest.

FOURTH QUARTER SEGMENT INFORMATION

Domestic Coke

Domestic Coke segment consists of our interest in the Haverhill and Middletown cokemaking facilities, located in Franklin Furnace and Middletown, Ohio, respectively. Effective May 9, 2014, we acquired an additional 33 percent interest in these facilities increasing our ownership interest from 65 percent to 98 percent.

Domestic Coke Results	Three Months Ended December 31,
(in millions)	2014	2013	Increase/ (Decrease)
Revenues	$155.2	$161.3	$(6.1)
Adjusted EBITDA (1)	37.8	38.2	(0.4)
Sales Volume (in thousands of tons)	471	440	31.0
Adjusted EBITDA per ton(2)	$80.25	$86.82	$(6.6)

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Adjusted EBITDA, which is reported on a 100 percent ownership basis, was $37.8 million, comparable with the same prior year period.

Coal Logistics

The Coal Logistics segment was formed as a result of our acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013.

Coal Logistics Results	Three Months Ended December 31,
(in millions)	2014	2013	Increase/ (Decrease)
Revenues	$12.4	$11.4	$1.0
Coal Logistics Adjusted EBITDA(1)	3.4	4.0	(0.6)
Coal tons handled (thousands of tons)	4,301	3,649	652
Coal Logistics Adjusted EBITDA per ton(2)	$0.79	$1.10	$(0.31)

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

Coal Logistics handled 4,301 thousand tons of coal, generating $3.4 million of Adjusted EBITDA in fourth quarter 2014. Tons handled and Adjusted EBITDA in fourth quarter 2013 was 3,649 thousand and $4.0 million, respectively.

Corporate and Other

Corporate and other costs of $1.5 million in fourth quarter 2014 were relatively consistent with the same prior year period.

CASH DISTRIBUTIONS

On January 26, 2015, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.5408 per unit, up 2.5 percent versus the third quarter 2014 cash distribution and 14 percent versus the same prior year period. This distribution will be paid on February 27, 2015, to unitholders of record on February 13, 2015.

RELATED COMMUNICATIONS

We will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Investors may participate on this call by dialing 1-800-446-2782 in the U.S. or 1-847-413-3235 if outside the U.S., confirmation code 38744444. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Barclays Select Series 2015: MLP Corporate Access Day on March 3-4, 2015 in New York, NY

•	BB&T’s 9th Annual Commercial & Industrial Conference on March 25-26, 2015 in Miami, FL

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for sales discounts. Prior the to expiration of our nonconventional fuel tax credits in June 2012, EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of SXCP’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, ongoing capital expenditures, accruals for replacement capital expenditures, and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of SXCP’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	SXCP’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of SXCP’s assets to generate sufficient cash flow to make distributions to SXCP’s unitholders;

•	SXCP’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that Distributable Cash Flow provides useful information to investors in assessing SXCP’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, our definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used.

•	Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXCP) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXCP, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXCP; and changes in tax, environmental and other laws and regulations applicable to SXCP’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXCP management, and upon assumptions by SXCP concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXCP does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

SXCP has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXCP. For information concerning these factors, see SXCP’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXCP’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$167.6	$172.7	$648.4	$687.3

Costs and operating expenses
Cost of products sold and operating expenses	122.9	126.8	476.4	510.1
Selling, general and administrative expenses	5.0	4.9	21.4	21.4
Depreciation and amortization expense	10.5	9.5	40.6	33.0

Total costs and operating expenses	138.4	141.2	538.4	564.5

Operating income	29.2	31.5	110.0	122.8
Interest expense, net	7.0	3.1	37.1	15.4

Income before income tax expense	22.2	28.4	72.9	107.4
Income tax expense	0.2	0.3	1.2	4.5

Net income	22.0	28.1	71.7	102.9
Less: Net income attributable to noncontrolling interests	0.6	10.8	15.7	40.8

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	21.4	17.3	56.0	62.1
Less: Predecessor net income prior to initial public offering on January 24, 2013	—	—	—	3.5

Net income attributable to SunCoke Energy Partners, L.P.	$21.4	$17.3	$56.0	$58.6

General partner’s interest in net income	$1.0	$0.7	$2.4	$1.6
Limited partners’ interest in net income	$20.4	$16.6	$53.6	$57.0
Net income per common unit (basic and diluted)	$0.55	$0.53	$1.58	$1.81
Net income per subordinated unit (basic and diluted)	$0.55	$0.53	$1.43	$1.81
Weighted average common units outstanding (basic and diluted)	21.7	15.7	19.7	15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7	15.7	15.7	15.7
Cash distribution per unit paid during period	$0.5275	$0.4325	$2.0175	$1.1621

SunCoke Energy Partners, L.P.

Consolidated Balance Sheets

	December 31,
	2014	2013
	(Unaudited)
	(Dollars in millions)
Assets
Cash and cash equivalents	$33.3	$46.3
Receivables	30.8	20.2
Receivables from affiliates, net	3.1	6.4
Inventories	66.0	59.3
Other current assets	1.6	1.7

Total current assets	134.8	133.9

Properties, plants and equipment, net	893.3	871.1
Goodwill and other intangible assets, net	15.1	16.0
Deferred charges and other assets	14.8	6.5

Total assets	$1,058.0	$1,027.5

Liabilities and Equity
Accounts payable	$44.6	$58.7
Accrued liabilities	7.5	6.4
Short-term debt	—	40.0
Interest payable	12.3	4.6

Total current liabilities	64.4	109.7

Long-term debt	411.5	149.7
Deferred income taxes	4.0	2.8
Other deferred credits and liabilities	1.2	0.6

Total liabilities	481.1	262.8

Equity
Held by public:
Common units (16,789,164 and 13,503,456 units issued at December 31, 2014 and 2013, respectively)	239.1	240.8
Held by parent:
Common units (4,904,752 and 2,209,697 units issued at December 31, 2014 and 2013, respectively)	113.8	41.0
Subordinated units (15,709,697 units issued at December 31, 2014 and 2013, respectively)	203.7	290.4
General partner interest (2% interest)	9.2	8.3

Partners’ capital attributable to SunCoke Energy Partners, L.P.	565.8	580.5
Noncontrolling interest	11.1	184.2

Total equity	576.9	764.7

Total liabilities and partners’ net equity	$1,058.0	$1,027.5

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014	2013
	(Unaudited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$71.7	$102.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	40.6	33.0
Deferred income tax expense	1.2	4.5
Loss on debt extinguishment	15.4	—
Changes in working capital pertaining to operating activities:
Receivables	(10.6)	(24.5)
Receivables from affiliate, net	3.3	(6.4)
Inventories	(6.7)	8.3
Accounts payable	(14.1)	16.7
Accrued liabilities	1.1	(13.8)
Interest payable	7.7	4.6
Other	(1.4)	5.0

Net cash provided by operating activities	108.2	130.3

Cash Flows from Investing Activities:
Capital expenditures	(62.4)	(41.5)
Acquisitions of business	—	(113.3)

Net cash used in investing activities	(62.4)	(154.8)

Cash Flows from Financing Activities:
Proceeds from issuance of common units, net of offering costs	90.5	231.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt	(276.3)	(225.0)
Debt issuance costs	(5.8)	(6.8)
Proceeds from revolving credit facility	40.0	40.0
Repayment of revolving credit facility	(80.0)	—
Distributions to unitholders (public and parent)	(74.7)	(37.2)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(20.9)	(82.9)
Capital contribution from SunCoke Energy Partners GP LLC	0.3	0.9

Net cash (used in) provided by financing activities	(58.8)	70.8

Net (decrease) increase in cash and cash equivalents	(13.0)	46.3
Cash and cash equivalents at beginning of period	46.3	—

Cash and cash equivalents at end of period	$33.3	$46.3

SunCoke Energy Partners, L.P.

Segment Operating Data

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$155.2	$161.3	$597.8	$674.8
Coal Logistics	12.4	11.4	50.6	12.5
Coal Logistics intersegment sales	1.0	1.1	4.5	1.1
Elimination of intersegment sales	(1.0)	(1.1)	(4.5)	(1.1)

Total	$167.6	$172.7	$648.4	$687.3

Adjusted EBITDA(1):
Domestic Coke	$37.8	$38.2	$143.5	$157.3
Coal Logistics	3.4	4.0	14.3	4.7
Corporate and Other	(1.5)	(1.2)	(7.2)	(6.8)

Total	$39.7	$41.0	$150.6	$155.2

Coke Operating Data:
Coke capacity utilization (%)	108	107	106	108
Coke production volumes (thousands of tons)	451	443	1,746	1,790
Coke sales volumes (thousands of tons)	471	440	1,755	1,793
Coke Adjusted EBITDA per ton(2)	$80.25	$86.82	$81.77	$87.73
Coal Logistics Operating Data:
Coal tons handled (thousands of tons)	4,301	3,649	19,037	3,785
Coal Logistics Adjusted EBITDA per ton(3)	$0.79	$1.10	$0.75	$1.24

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P./Predecessor	$38.9	$27.6	$130.9	$103.5
Add: Adjusted EBITDA attributable to noncontrolling interest (1)	0.8	13.4	19.7	51.7

Adjusted EBITDA	$39.7	$41.0	$150.6	$155.2

Subtract:
Depreciation and amortization expense	10.5	9.5	40.6	33.0
Interest expense, net	7.0	3.1	37.1	15.4
Income tax expense	0.2	0.3	1.2	4.5
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(2)	—	—	—	(0.6)

Net income	$22.0	$28.1	$71.7	$102.9

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest’s share of interest, taxes, depreciation and amortization.
(2)	At December 31, 2012, we had $12.4 million in accrued sales discounts to be paid to our customer at our Haverhill facility. During the first quarter of 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our combined and consolidated statement of income. Sales discounts are related to nonconventional fuel tax credits, which expired in 2012.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

(Dollars in Millions)	For Three Months Ended December 31, 2014			Full Year Ended December 31, 2014
	(As Reported)	(Proforma Adjustment)	(Proforma) (1) (2)	(As Reported)	(Proforma Adjustment)	(Proforma) (1) (2) (3)
Net cash provided by operating activities	$36.7		$36.7	$108.2	$(1.4)	$106.8
Depreciation and amortization expense	(10.5)		(10.5)	(40.6)		(40.6)
Changes in working capital and other	(4.2)		(4.2)	19.5	(6.6)	12.9
Loss On debt extinguishment	—		—	(15.4)		(15.4)

Net income	$22.0		$22.0	$71.7	$(8.0)	$63.7

Add:
Depreciation and amortization expense	$10.5		$10.5	$40.6		$40.6
Interest expense, net	7.0		7.0	37.1	6.6	43.7
Income tax expense	0.2		0.2	1.2		1.2

Adjusted EBITDA	$39.7		$39.7	$150.6	$(1.4)	$149.2

Adjusted EBITDA attributable to NCI	(0.8)		(0.8)	(19.7)	16.8	(2.9)

Adjusted EBITDA attributable to SXCP	$38.9		$38.9	$130.9	$15.4	$146.3

Less:
Ongoing capex	(3.2)		(3.2)	(15.2)	(1.9)	(17.1)
Replacement capex accrual	(1.4)		(1.4)	(4.9)	(0.7)	(5.6)
Cash interest accrual	(7.1)		(7.1)	(22.9)	(5.8)	(28.7)

Distributable cash flow	$27.2		$27.2	$87.9	$7.0	$94.9

Quarterly/Yearly Cash Distribution	$22.2	$(1.0)	$21.2	$81.7	$(0.3)	$81.4
Distribution Coverage Ratio(4)	1.23x		1.28x	1.08x		1.17x

(1)	Proforma adjustments made for changes in EBITDA and ongoing capex attributable to the partnership, cash interest costs, replacement capital accruals, Corporate cost allocations, distribution levels and units outstanding.
(2)	Assumes no distributions to units issued in conjunction with the Granite City dropdown (~1.9 million units)
(3)	Proforma assumes dropdown of additional 33% interest in Haverhill and Middletown occurred January 1, 2014, cash distributions of $0.5150 per unit for Q1 – Q2, $0.5275 for Q3 and $0.5408 for Q4.
(4)	Distribution coverage ratio is distributable cash flow divided by cash distributions to the limited and general partners